AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger ("Agreement") is made and entered into as of March 28, 2002, by and among Chordiant Software, Inc., a Delaware corporation ("Parent"), OnDemand Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), OnDemand, Inc., a Delaware corporation (the "Company") and the individuals or entities identified in Exhibit B (individually, the "Designated Stockholder" and collectively, the "Designated Stockholders"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recital

Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the "Merger") in accordance with this Agreement and the Delaware General Corporation Law ("DGCL"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

Agreement

In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties to this Agreement, intending to be legally bound, agree as follows:

  Description of Transaction
    Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").
    Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.
    Closing; Effective Time.
      The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward llp, Five Palo Alto Square, Palo Alto, California 94306 at 10:00 a.m. on April 1, 2002, or at such other time and date as mutually agreed upon by the parties (the "Scheduled Closing Time"). (The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date.") Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger conforming to the requirements of the DGCL (the "Certificate of Merger") is being filed with the Secretary of State of the State of Delaware. The Merger shall take effect at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the "Effective Time"). The day on which the Effective Time shall occur shall be referred to as the "Effective Date."
      At the Effective Time, Parent shall make the cash payments pursuant to Section 1.5(a) to the Stockholders' Agent, or its designee, which shall be distributed by the Stockholders' Agent to the stockholders of the Company (individually, the "Stockholder" and collectively, the "Stockholders") who are entitled to receive a distribution in accordance with Exhibit 1.3(b); provided, however, that notwithstanding anything to the contrary contained in this Agreement, ten percent (10%) of the sum of (i) the Consideration Amount (as defined in Section 1.5(e)(iii)) and (ii) the Company's Net Cash (as defined in Section 1.5(e)(ii)) (the "Indemnification Escrow Amount") otherwise payable, pursuant to Section 1.5(a), to each of the stockholders shall be withheld from the proceeds of the Stockholders, pro rata, and deposited by Parent in escrow (rather than paid to such Stockholders) ("Indemnification Escrow Account") pursuant to the Indemnification Escrow Agreement (the "Indemnification Escrow Agreement").
    Certificate of Incorporation and Bylaws; Directors and Officers.
      The Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit 1.4.
      The Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time in a form acceptable to Parent.
      The directors and officers of the Surviving Corporation immediately after the Effective Time shall be those Persons designated by Parent in its sole discretion.
    Conversion of Shares.
      Subject to Section 1.7, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Stockholder of the Company, the Cash Consideration (as defined in Section 1.5(c)), less the Indemnification Escrow Amount, shall be paid to the Stockholders' Agent for subsequent distribution as follows:
        to each share of Preferred Stock Series D, par value $0.001 ("Series D"), Preferred Stock Series C, par value $0.001 ("Series C"), Preferred Stock Series B, par value $0.001 ("Series B") and Preferred Stock Series A, par value $0.001 ("Series A"; all of the preferred series of stock collectively, the "Preferred Stock") of the Company outstanding immediately prior to the Effective Time, in pari passu, an amount equal to the corresponding purchase price of such Preferred Stock, as set forth in Exhibit 1.3(b), then;
        if any balance of the Cash Consideration remains, to each share of outstanding common stock, par value $0.001 ("Common Stock") and each share of the series of the Preferred Stock on an as converted basis (both Preferred Stock and Common Stock, collectively "Capital Stock"), as set forth in Exhibit 1.3(b), until each series of the Preferred Stock receives an amount equal to three times (3x) their corresponding purchase price, and thereafter;
        if any balance of the Cash Consideration remains, to each share of Common Stock equally until the Cash Consideration is completely distributed, in accordance with Exhibit 1.3(b).
      [Intentionally left blank.]
      The total cash consideration is Net Cash as of February 22, 2002 (as adjusted pursuant to Section 1.5(d)), plus Six Million Five Hundred Fifty Thousand Dollars ($6,550,000) (the "Cash Consideration").
      The Cash Consideration paid by Parent shall be reduced by (A) an amount equal to the Net Cash Reduction (as defined in Section 1.5(e)(i)) if the Company's Net Cash is less than Six Million Four Hundred Thousand Dollars ($6,400,000) as of the Effective Time and (B) an amount equal to the Consideration Adjustment (as defined in Section 1.5(e)(iii)) if the Closing Price (as defined in Section 1.5(e)(iv)) is less than the Parent's Threshold Price (as defined in Section 1.5(e)(v)).
      For the purposes of this Agreement:
        The "Net Cash Reduction" shall be the difference between the Net Cash as of February 22, 2002 and the Net Cash as of the Effective Date.
        The Company's "Net Cash," in the case of February 22, 2002, shall be the amount identified on Exhibit 1.5(e)(ii) and, in the case of the Effective Date, the amount calculated in the same manner and using the same principles that the Net Cash for February 22, 2002 was calculated; provided, however, a credit of $49,126 shall be credited to the Company's cash position and included in the calculation of Net Cash on the Effective Date (as detailed in Exhibit 1.5(e)(ii)).
        The "Consideration Adjustment" shall equal the product obtained by multiplying $6,550,000 (the "Consideration Amount") by the fraction of which the numerator is the difference between the Parent's Threshold Price and the Closing Price and the denominator is the Parent's Threshold Price.
        The "Closing Price" shall mean the average closing sale price in dollars of one share of Parent's common stock as reported on the Nasdaq National Market for the five most recent trading days leading up to the day before the Closing Date.
        "Parent's Threshold Price" is $4.50 per share of common stock.
    Options. On or prior to the date hereof, all options to acquire shares of Company Common Stock shall be cancelled.
    Appraisal Rights.

  (a) Subject to Section 1.7(b) and notwithstanding any provision of this Agreement to the contrary, Dissenting Shares (as hereinafter defined) shall not be converted into or represent a right to receive the Cash Consideration, but the holder thereof shall be entitled to only such rights as are granted by the DGCL or the California General Corporation Law (the "CGCL"), if applicable.

  (b) If any holder of shares of Capital Stock of the Company who demands appraisal of such holder's shares of Capital Stock under the DGCL or the CGCL effectively withdraws or loses (through failure to perfect or otherwise) his, her or its right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's shares of Company Capital Stock shall automatically be converted into and represent only the right to receive the amount of Cash Consideration as set forth in Exhibit 1.3(b), without interest, upon surrender of a valid certificate previously representing any of such shares of Capital Stock of the Company.

  "Dissenting Shares" shall mean any shares of Company Capital Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing, and who has demanded appraisal for such shares of Company Capital Stock in accordance with Section 262 of the DGCL, or, if Section 2115 of the CGCL applies to the Company, has taken such steps as are required under Chapter 13 of the CGCL to demand dissenters' rights thereunder for such shares.

  Representations and Warranties of the Company and the Designated Stockholders

  The Company and the Designated Stockholders, jointly and severally, represent and warrant, to and for the benefit of the Indemnitees, the following representations and warranties. In connection with the representations and warranties of the Designated Stockholders, each representation and warranty by them shall be qualified only to such Designated Stockholder's Knowledge except for the representations and warranties contained in Sections 2.3, 2.4, 2.5, 2.6 and 2.14 which shall not be so qualified. When documents or other materials are represented as being "delivered," it shall mean that such documents or other materials have been either delivered or made available to the Parent for its review.

    Due Organization; No Subsidiaries; Etc.
      The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound. The Company is not, and has not been, required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction.
      The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name "OnDemand"
      Part 2.1(c) of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company's board of directors, and (ii) the names and titles of the Company's officers. The Company's board of directors has never established any committees.
      The Company has no subsidiaries, and has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any other Entity.
    Certificate of Incorporation and Bylaws; Records. The Company has delivered to Parent accurate and complete copies of: (a) the Company's certificate of incorporation and bylaws, including all amendments thereto; (b) the stock records of the Company; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the Stockholders of the Company and the board of directors of the Company. There have been no meetings or other proceedings or actions of the Stockholders of the Company or the board of directors of the Company that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the Company's certificate of incorporation or bylaws or of any resolution adopted by the Company's Stockholders or the Company's board of directors. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete, and have been maintained in accordance with prudent business practices and all applicable Legal Requirements.
    Capitalization, Etc.
      The authorized Capital Stock of the Company consists of 45,000,000 shares of Company Common Stock, of which 3,994,668 shares have been issued and are outstanding and 30,000,000 shares of Preferred Stock, of which 24,733,004 shares have been issued and are outstanding. There are no shares of Capital Stock held in the Company's treasury. Part 2.3(a) of the Disclosure Schedule sets forth the names of the Company's Stockholders, the addresses of the Company's Stockholders and the number of shares of Company Common Stock owned of record by each of such Stockholders. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable, and except as set forth in Part 2.3(a) of the Disclosure Schedule, none of such shares is subject to any repurchase option or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws). As of the date hereof, Parent is acquiring good and valid title to all of the outstanding shares of Company Common Stock, free and clear of any Encumbrances.
      Part 2.3(b)(i) of the Disclosure Schedule sets forth the following information with respect to each option that was outstanding under the Company's 1998 Stock Option Plan (the "Stock Option Plan") immediately prior to the execution of this Agreement: (i) the name of the holder of the option; (ii) the address of the holder of the option; (iii) the number of options held by such holder and the number of such options that are vested and unvested; (iv) the vesting schedule applicable to such options; (v) whether such options are incentive stock options or non qualified stock options; (vi) the date on which such option was granted; and (vii) the total number of options reserved for the option pool, available for issuance and issued and outstanding. Part 2.3(b)(ii) of the Disclosure Schedule sets forth the following information with respect to each Company Option, that was outstanding immediately prior to the execution of this Agreement (excluding those identified in Part 2.3(b)(i) of the Disclosure Schedule): (i) the name of the holder thereof; (ii) the principal amount of each convertible note or other convertible debt security; (iii) whether such security is immediately convertible and, if not, the conditions that must be satisfied before such security becomes convertible; and (iv) the class of shares into which such security is convertible. Other than as set forth in Part 2.3(b) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire, or otherwise relating to, any shares of the Capital Stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the Capital Stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its Capital Stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of Capital Stock or other securities of the Company.
      All shares of Company Common Stock and all other securities of the Company have been issued in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts. Any shares of Capital Stock or other securities repurchased, redeemed or otherwise reacquired by the Company were validly reacquired in compliance with (i) the applicable provisions of the DGCL and all other applicable Legal Requirements, and (ii) any material requirements set forth in applicable Contracts.
    Financial Statements and Related Information.
      The Company has delivered to Parent the following financial statements and notes (collectively, the "Company Financial Statements"): (i) the audited balance sheets of the Company as of September 30, 1999, September 30, 2000 and September 30, 2001 and the related audited statement of income, statement of stockholders' equity and statement of cash flows of the Company for the years then ended, together with the notes thereto (the "Audited Financial Statements"); and (ii) the unaudited balance sheet of the Company as of February 28, 2002 (the "Unaudited Interim Balance Sheet"), and the related unaudited statement of income of the Company for the five months then ended.
      The Company Financial Statements are accurate and complete in all respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).
      Part 2.4(c) of the Disclosure Schedule sets forth an accurate and complete list of all non-ordinary course indebtedness of the Company outstanding immediately prior to the execution of this Agreement, including all indebtedness outstanding under any convertible promissory notes of the Company.
      Part 2.4(d) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of February 28, 2002. Except as set forth in Part 2.4(d) of the Disclosure Schedule, all existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since February 28, 2002 and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, and (ii) are current and will be collected in full, without any counterclaim or set off, when due, net of an allowance for doubtful accounts not to exceed $10,000 in the aggregate.
      Part 2.4(e) of the Disclosure Schedule (i) identifies the revenues received from each customer of the Company and from each other Person from whom the Company generated revenues in the fiscal year ended September 30, 2001, and (ii) identifies the revenues received from each customer of the Company and from each other Person from whom the Company generated revenues through February 28, 2002. The Company has not received any written or oral notice indicating that any customer or other Person identified in Part 2.4(e) of the Disclosure Schedule intends or expects to cease dealing with the Company or to effect a material reduction in the volume of business transacted by such Person with the Company below historical levels.
    Liabilities.
      The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (i) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (ii) accounts payable or accrued salaries that have been incurred by the Company since February 28, 2002 in the ordinary course of business and consistent with the Company's past practices; and (iii) the liabilities identified in Part 2.5(a) of the Disclosure Schedule.

    (b) Part 2.5(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of (i) all accounts payable of the Company as of February 28, 2002, and (ii) all notes payable of the Company and all indebtedness of the Company for borrowed money.

    Absence of Changes. Except as set forth in Part 2.6 of the Disclosure Schedule, since February 28, 2002:
      there has not been any Material Adverse Effect on the Company, and no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;
      there has not been any loss, damage or destruction to, or any interruption in the use of, any of the Company's assets (whether or not covered by insurance) in an amount exceeding $10,000, individually or in the aggregate;
      the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of Capital Stock, and has not repurchased, redeemed or otherwise reacquired any shares of Capital Stock or other securities;
      the Company has not sold, issued, granted, delivered or authorized the issuance, grant, delivery or sale of (i) any Capital Stock or other security, (ii) any option, call, warrant or right to acquire, or otherwise relating to, any Capital Stock or any other security, or (iii) any instrument convertible into or exchangeable for any Capital Stock or other security;
      the Company has not made any capital expenditure which, when added to all other capital expenditures made by the Company since February 28, 2002, exceeds $10,000 in the aggregate;
      the Company has not amended or prematurely terminated, or waived any material right or remedy under, any Company Contract in an amount exceeding $10,000, individually or in the aggregate;
      the Company has not (i) acquired, leased or licensed any right or other asset from any other Person (other than immaterial rights or other immaterial assets acquired, leased or licensed by the Company from other Persons in the ordinary course of business and consistent with the Company's past practices), (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person (other than immaterial rights or other immaterial assets disposed of or leased or licensed by the Company to other Persons in the ordinary course of business and consistent with the Company's past practices), or (iii) waived or relinquished any right (other than immaterial rights waived or relinquished by the Company in the ordinary course of business and consistent with the Company's past practices);
      the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other receivable;
      the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company's past practices;
      the Company has not (i) lent money to any Person, or (ii) incurred or guaranteed any indebtedness for borrowed money in an amount exceeding $10,000, individually or in the aggregate;
      the Company has not (i) established, adopted or amended any Plan (as defined in Section 2.15(c)), (ii) made any bonus, profit-sharing or similar payment to, or materially increased the amount of wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) accelerated the vesting under, any provision of any Plan or agreement related thereto;
      the Company has not changed any of its methods of accounting or accounting practices in any respect;
      the Company has not made any Tax election;
      the Company has not commenced or settled any Legal Proceeding;
      the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices;
      the Company has not assigned or otherwise transferred ownership of any Proprietary Assets to any other Person; and
      the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(p)" above.
    Title to Assets. Except as set forth in Part 2.7 of the Disclosure Schedule, the Company owns, and has good and valid title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Parts 2.9 and 2.10 of the Disclosure Schedule and all of the Company's rights under the Contracts identified in Part 2.11(a) of the Disclosure Schedule; and (iii) all other assets reflected in the Company's books and records as being owned by the Company. Except as set forth in Part 2.7 of the Disclosure Schedule, all of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.
    Bank Accounts. Part 2.8 of the Disclosure Schedule provides accurate and complete information (including account numbers, type of account and names of all individuals authorized to draw on or make withdrawals from each account) with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.
    Equipment; Leasehold.
      Part 2.9(a) of the Disclosure Schedule provides an accurate and complete list of all material items of equipment, fixtures and other tangible assets owned by or leased to the Company. The assets identified in Part 2.9(a) of the Disclosure Schedule are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are believed by the Company's management to be adequate for the conduct of the Company's business in the manner in which such business is currently being conducted.
      The Company does not own any real property or any interest in real property, except for any leasehold interest created under the real property leases identified in Part 2.9(b) of the Disclosure Schedule.
    Proprietary Assets.
      Part 2.10(a)(i) of the Disclosure Schedule sets forth, with respect to each Proprietary Asset owned by the Company and registered with any Governmental Body or for which an application has been filed with any Governmental Body: (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.10(a)(ii) of the Disclosure Schedule identifies and provides a brief description of each Proprietary Asset owned by the Company that is not listed in Part 2.10(a)(i) of the Disclosure Schedule and that is material to the business of the Company. Part 2.10(a)(iii) of the Disclosure Schedule identifies and provides a brief description of, and identifies any ongoing royalty or payment obligations with respect to, each Proprietary Asset that is licensed or otherwise made available to the Company by any Person (except for any Proprietary Asset that is licensed to the Company under any third party software license generally available to the public or any Proprietary Asset purchased or leased for less than $10,000), and identifies the Contract under which such Proprietary Asset is being licensed or otherwise made available to the Company. The Company has good and valid title to all of the Company Proprietary Assets identified or required to be identified in Parts 2.10(a)(i) and 2.10(a)(ii) of the Disclosure Schedule, free and clear of all Encumbrances, except for any lien for current taxes not yet due and payable. The Company has a valid right to use, license and otherwise exploit all Proprietary Assets identified in Part 2.10(a)(iii) of the Disclosure Schedule to the extent necessary to conduct the Company's business. Except as set forth in Part 2.10(a)(iv) of the Disclosure Schedule, the Company has not developed jointly with any other Person any Company Proprietary Asset with respect to which such other Person has any rights. Except as set forth in Part 2.10(a)(v) of the Disclosure Schedule, there is no Company Contract (with the exception of end user license agreements in the form previously delivered by the Company to Parent) pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Company Proprietary Asset.
      The Company has taken all commercially reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by disclosure). Without limiting the generality of the foregoing, except as set forth in Part 2.10(b) of the Disclosure Schedule, (i) each current or former employee of the Company who is or was involved in, or who has contributed to, the creation or development of any material Company Proprietary Asset has executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Executive Employment, Confidentiality and Invention Assignment Agreement or Non-Executive Employment, Confidentiality and Invention Assignment Agreement previously delivered by the Company to Parent, and (ii) each current and former consultant and independent contractor to the Company who is or was involved in, or who has contributed to, the creation or development of any material Company Proprietary Asset has executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Executive Employment, Confidentiality and Invention Assignment Agreement or Non-Executive Employment, Confidentiality and Invention Assignment Agreement previously delivered to Parent. No current or former employee, officer, director, Stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any material Company Proprietary Asset.
      To the Company's Knowledge, all patents, trademarks, service marks and copyrights held by the Company are valid, enforceable and subsisting. All maintenance, annuity and other fees payable with respect to any Company Proprietary Assets have been fully paid and all filings required to have been made with respect to any Company Proprietary Assets have been properly made, in each case in a timely manner. The Company has never infringed, misappropriated, or made unlawful or unauthorized use of any Proprietary Asset owned by any other Person. The Company has not assumed any liability of another Person (including North Systems, Inc. and Womerra, Inc.) for infringement, misappropriation, or unlawful or unauthorized use of any Proprietary Asset not owned by the Company. None of the products or Proprietary Assets that are being or have been designed, created, developed, assembled, manufactured or sold by the Company is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and none of such products or Proprietary Assets have infringed, misappropriated or made any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person. Except as set forth in Part 2.10(c) of the Disclosure Schedule, the Company has never received any written or oral notice of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person. To the Knowledge of the Company, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes with, any material Company Proprietary Asset.
      The Company Proprietary Assets constitute all the Proprietary Assets reasonably necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted. Except as set forth in Part 2.10(d) of the Disclosure Schedule, the Company has not (i) licensed any of the Company Proprietary Assets to any Person on an exclusive basis, or (ii) entered into any covenant not to compete or Contract limiting or purporting to limit the ability of the Company to exploit fully any material Company Proprietary Assets or to transact business in any market or geographical area or with any Person.
      Except as set forth in Part 2.10(e)(i) of the Disclosure Schedule, the Company has not disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any Company Source Code. No event has occurred, and, to the Company's Knowledge, no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any Company Source Code or the release from any escrow of any other Company Proprietary Asset. Part 2.10(e)(ii) of the Disclosure Schedule identifies each Contract pursuant to which the Company has deposited or is required to deposit with an escrowholder or any other Person any Company Source Code, and further describes whether the execution of this Agreement or the consummation of any of the transactions contemplated hereby could reasonably be expected to result in the release or disclosure of any Company Source Code or the release from any escrow of any other Company Proprietary Asset.
      Except with respect to demonstration or trial copies, no product, system, program or software module designed or developed and sold, licensed or otherwise made available by the Company to any Person contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

    Contracts.
      Part 2.11(a) of the Disclosure Schedule identifies each Company Contract, including:
        any Company Contract relating to the employment or engagement of, or the performance of services by, any employee, consultant or independent contractor;

        (ii) any Company Contract pursuant to which the Company is or may become obligated to make any severance, termination or similar payment to any current or former employee or director of the Company;

        (iii) any Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset;

        any Company Contract imposing any restriction on the Company's right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, or (D) to develop or distribute any technology;
        any Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;
        any Company Contract relating to the acquisition, issuance or transfer of any securities;
        any Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

        (viii) any Company Contract pursuant to which the Company is obligated to sell or license any products or pursuant to which the Company is obligated to provide any consulting, maintenance or other services for or to any Person;

        any Company Contract with any Related Party;
        any Company Contract to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or involving or directly or indirectly benefiting any Governmental Body; and
        any Company Contract relating to the confidentiality or privacy of data or information received by the Company from other Persons, including any customer contract containing any confidentiality or other similar provisions (other than nondisclosure agreements entered into by the Company with one other Person in the ordinary course of business).

      (Contracts in the respective categories described in clauses "(i)" through "(xi)" above are referred to in this Agreement as "Material Contracts.")

      The Company has delivered to Parent accurate and complete copies of all Material Contracts identified in Part 2.11(a) of the Disclosure Schedule, including all amendments thereto. Each Contract identified in Part 2.11(a) of the Disclosure Schedule is valid and in full force and effect, and is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
      Except as set forth in Part 2.11(c) of the Disclosure Schedule: (i) the Company has not violated, breached or committed any default under, any Company Contract, and, to the Knowledge of the Company, no other Person has materially violated, breached or committed any default under any Company Contract; (ii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or Breach of any of the material provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or materially modify any Company Contract; and (iii) the Company has not waived any of its material rights under any Company Contract.
      No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to the Company under any Company Contract or any other term or provision of any Company Contract.

    (e) Part 2.11(e) of the Disclosure Schedule identifies and provides an accurate and complete description of each proposed Contract as to which any bid, offer, written proposal, term sheet or similar document has been submitted or received by the Company.

    Compliance with Legal Requirements. The Company is, and has at all times been, in full compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership of its assets. No event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result directly or indirectly in a material violation by the Company of, or a failure on the part of the Company to comply, in all material respects, with, any Legal Requirement. Except as set forth in Part 2.12 of the Disclosure Schedule, the Company has never received any written or oral notice from any Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.
    Governmental Authorizations. Part 2.13 of the Disclosure Schedule identifies each Governmental Authorization held by the Company, and the Company has delivered or made available to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted. The Company is, and at all times has been, in compliance with the material terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Company has never received any written or oral notice from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any material term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.
    Tax Matters.
      All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body on or before the date hereof (the "Company Returns") (i) have been filed in a timely manner, and (ii) have been accurately and completely prepared in compliance with, in all material respects, all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the date hereof have been paid. The Company has delivered to Parent accurate and complete copies of all Company Returns filed since its formation.
      Each Tax required to have been paid, or claimed by any Governmental Body to be payable, by the Company (whether pursuant to any Tax Return or otherwise) has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by the Company has been duly withheld and collected on a timely basis; and (to the extent required) each such Tax has been paid to the appropriate Governmental Body on a timely basis.
      The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. The Company has established, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from February 28, 2002 through the date hereof.
      No Company Return relating to income Taxes has ever been examined or audited by any Governmental Body. Except as set forth in Part 2.14(d) of the Disclosure Schedule, there has been no examination or audit of any Company Return, and no such examination or audit has been proposed or scheduled by any Governmental Body. The Company has delivered to Parent accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns. Except as set forth in Part 2.14(d) of the Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.
      Except as set forth in Part 2.14(e) of the Disclosure Schedule, no claim or Legal Proceeding is pending or, to the Company's Knowledge, has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company. There are no liens for Taxes upon any of the assets of the Company, except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the date hereof.
      There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company (to the extent related to such former employee's or former independent contractor's relationship with the Company) that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company is not a party to any Contract, nor does it have any obligation (current or contingent), to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code. The Company has (i) never been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) no liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise, and (iii) never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.
      Except as set forth in Part 2.14(g) of the Disclosure Schedule, the Company has not engaged in any discussions or negotiations with any Governmental Body, and has not sent any written communication to or received any written communication from any Governmental Body, in connection with any possible failure on the part of the Company to pay any sales tax, use tax or similar Tax.
      The Company has not been either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
    Employee and Labor Matters; Benefit Plans.
      Part 2.15(a) of the Disclosure Schedule contains a list of all Company Employees, and correctly reflects their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. The Company is not, and has never been, a party to any collective bargaining contract or other Contract with a labor union involving any of its current or former employees.
      There is no Company Employee who is not fully available to perform work because of disability or other leave. The employment of each of the Company Employees is terminable by the Company at will. The Company has delivered to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the Company Employees.
      Part 2.15(c) of the Disclosure Schedule identifies each employment, salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, equity compensation, severance pay, termination pay, hospitalization, medical, insurance, supplemental unemployment benefits, profit-sharing, pension, retirement, welfare, fringe benefit or other employee benefits plan, program or agreement, whether written or unwritten and whether funded or unfunded (individually referred to as a "Plan" and collectively referred to as the "Plans") sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any current or former employee, consultant or director of the Company or with respect to which the Company has or may have, either as of the date hereof or in the future, any liability or obligation.
      Except as set forth in Part 2.15(d) of the Disclosure Schedule, the Company does not maintain, sponsor or contribute to, and the Company has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of employees or former employees of the Company (a "Pension Plan").
      The Company does not maintain, sponsor or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of employees or former employees of the Company (a "Welfare Plan") except for those Welfare Plans described in Part 2.15(e) of the Disclosure Schedule, none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).
      With respect to each Plan, the Company has delivered to Parent: (i) an accurate and complete copy of such Plan (including all amendments thereto); (ii) an accurate and complete copy of the three most recent annual reports (if required under ERISA) with respect to such Plan for 2001; (iii) an accurate and complete copy of (A) the most recent summary plan description, together with each summary of material modifications (if required under ERISA) with respect to such Plan, and (B) each material employee communication relating to such Plan; (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof; (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and (vi) an accurate and complete copy of the most recent determination, advisory and/or opinion letter, as applicable, received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).
      The Company is not and has never been required to be treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. The Company has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. The Company has never made a complete or partial withdrawal from a "multiemployer plan" (as defined in Section 3(37) of ERISA) resulting in "withdrawal liability" (as defined in Section 4201 of ERISA), without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA. The Company has never maintained, established, sponsored, participated in or contributed to any multiple employer plan, as described in Section 413(c) of the Code.
      The Company does not have any plan or commitment to create any additional arrangement that could constitute a Plan, Welfare Plan or Pension Plan, or to modify or change any existing Plan, Welfare Plan or Pension Plan (other than to comply with applicable law).
      No Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former employee of the Company after any such employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former employees of the Company (or their beneficiaries)).
      With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.
      Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including ERISA and the Code.
      Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the Internal Revenue Service, and neither the Company nor any of the Designated Stockholders is aware of any reason why any such determination letter should be revoked.
      Except as set forth in Part 2.15(m) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional or subsequent events) result in any bonus payment, golden parachute payment or severance payment to any current or former employee or director of the Company (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.
      The Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, employee compensation, wages, bonuses and terms and conditions of employment.
      The Company has good labor relations, and, except as set forth in Part 2.15(o) of the Disclosure Schedule, neither the Company nor any of the Designated Stockholders has any Knowledge of any facts indicating that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the Company's labor relations, or (ii) any of the Company's employees intends to terminate his or her employment with the Company. To the Knowledge of the Company, no employee of the Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on (A) the performance by such employee of any of his duties or responsibilities as an employee of the Company, or (B) the business or operations of the Company.
    Environmental Matters. The Company is and has at all times been in compliance with all applicable Environmental Laws. To the Company's Knowledge, each property that is owned by, leased to, controlled by or used by the Company, and all surface water, groundwater, soil and air associated with or adjacent to such property is free of any Hazardous Material, harmful chemical or physical conditions, and any environmental contamination of any nature which could have a Material Adverse Effect on the Company. The Company possesses all permits and other Governmental Authorizations required under applicable Environmental Laws (except where non-possession of such permits or governmental authorizations would not have a Material Adverse Effect on the Company), and the Company is and has at all times been in compliance with the material terms and requirements of all such Governmental Authorizations. The Company has not received any written or oral notice from any Person that alleges that the Company is not in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that could reasonably be expected to prevent or interfere with the Company's compliance with any Environmental Law in the future. To the Knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any written or oral notice (whether from a Governmental Body, citizens group, employee or otherwise) that alleges that such current or prior owner or the Company is not or was not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.16 of the Disclosure Schedule.
    Sale of Products; Performance of Services.
      Each product, system, program, Proprietary Asset or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by the Company to any Person and still under warranty conformed and complied in all respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements.
      All installation services, design services, development services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Company were performed properly and in all material respects with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements.
      Except as set forth in Part 2.17(c) of the Disclosure Schedule, to the Knowledge of the Company, no customer or other Person has ever asserted or threatened to assert any claim against the Company (i) under or based upon any warranty provided by or on behalf of the Company, or (ii) under or based upon any other warranty relating to any product, system, program, Proprietary Asset or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by the Company or any services performed by the Company. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for the assertion of any such claim.
    Insurance. Part 2.18 of the Disclosure Schedule provides accurate and complete information with respect to each insurance policy maintained by, at the expense of or for the benefit of the Company and with respect to any claims made thereunder. The Company has delivered or made available to Parent accurate and complete copies of the insurance policies identified in Part 2.18 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.18 of the Disclosure Schedule is in full force and effect. The Company has never received any written or oral notice regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. No event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) give rise to or serve as a basis for any claim under any insurance policy identified in Part 2.18 of the Disclosure Schedule.
    Legal Proceedings; Orders.
      Except as set forth in Part 2.19(a) of the Disclosure Schedule, there is no pending Legal Proceeding, and to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the Knowledge of the Company, except as set forth in Part 2.19(a) of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists or is reasonably foreseeable to exist, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding, including any Legal Proceeding against the Company, Parent and their respective successors and assigns, arising from or relating to this Agreement.
      Except as set forth in Part 2.19(b) of the Disclosure Schedule, no Legal Proceeding has ever been commenced by, and no Legal Proceeding has ever been pending against, the Company.
      There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. None of the Designated Stockholders is subject to any order, writ, injunction, judgment or decree that relates to the Company's business or to any of the assets owned or used by the Company. To the Knowledge of the Company, no officer or other Company Employee is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other Company Employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.
    Authority; Binding Nature of Agreement. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and under each other agreement, document or instrument referred to in or contemplated by this Agreement to which the Company is or will be a party; and the execution, delivery and performance by the Company of this Agreement and of each such other agreement, document and instrument have been duly authorized by all necessary action on the part of the Company and its board of directors. The execution, delivery and performance of this Agreement have been duly authorized by the requisite vote of the Stockholders. This Agreement and each other agreement, document and instrument referred to in or contemplated by this Agreement, to which the Company is a party, and when entered into by the parties, constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
    Non-Contravention; Consents. Neither (i) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in or contemplated by this Agreement, nor (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any such other agreement, document or instrument, will directly or indirectly (with or without notice or lapse of time):
      contravene, conflict with or result in a violation of (i) any of the provisions of the Company's certificate of incorporation or bylaws, or (ii) any resolution adopted by the Company's Stockholders or the Company's board of directors;
      contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;
      contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise could cause a Material Adverse Effect on the Company;
      contravene, conflict with or result in a material violation, breach, or result in a default under, any provision of any Company Contract, or give any Person the right to (i) declare a default or exercise any remedy under any Company Contract, (ii) accelerate the maturity or performance of any Company Contract, or (iii) cancel, terminate or modify any Company Contract; or
      result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company) that would cause a Material Adverse Effect on the Company.

    Except as set forth in Part 2.21 of the Disclosure Schedule, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any other agreement, document or instrument referred to in or contemplated by this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement or contemplated by any other agreement, document or instrument referred to in or contemplated by this Agreement.

    No Broker or Other Fees. Except as set forth in Part 2.22 of the Disclosure Schedule, neither the Company nor any of the Designated Stockholders has agreed or become obligated to pay to any Person, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee, professional fee, bonus payment, severance payment or similar commission, payment or fee in connection with any of the transactions contemplated by this Agreement or otherwise.
    Full Disclosure. This Agreement (including the Disclosure Schedule) does not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained herein (in light of the circumstances under which such representations, warranties and information were made or provided) not false or misleading.
  Representations and Warranties of Parent and Merger Sub

  Parent and Merger Sub represent and warrant to the Company and the Designated Stockholders as follows:

    Due Organization. Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware.
    Authority. Parent and Merger Sub have the absolute and unrestricted right, power and authority to enter into and to perform their obligations under the Agreement and under each other agreement, document or instrument referred to in or contemplated by this Agreement to which they are or may become a party, and the execution, delivery and performance by Parent and Merger Sub of each such agreement to which Parent or Merger Sub are or may become a party have been duly authorized by all necessary action on the part of Parent and Merger Sub.
    Binding Nature of Agreements. This Agreement and each other agreement, document and instrument referred to in or contemplated by this Agreement to which Parent or Merger Sub is a party constitutes the legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

  Certain Covenants of the Company and the Designated Stockholders
    Access and Investigation. During the period from the date of this Agreement through the Effective Time (unless terminated as provided under Section 8) (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.
    Operation of the Company's Business. During the Pre-Closing Period:
      the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;
      the Company shall use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;
      the Company shall keep in full force all insurance policies identified in Part 2.18 of the Disclosure Schedule;
      the Company shall cause its officers to report regularly (but in no event less frequently than weekly) to Parent concerning the status of the Company's business;
      the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of Capital Stock, and shall not repurchase, redeem or otherwise reacquire any shares of Capital Stock or other securities (except that the Company may repurchase Company Common Stock from former employees pursuant to the terms of existing restricted stock purchase agreements);
      the Company shall not sell, issue or authorize the issuance of (i) any Capital Stock or other security, (ii) any option or right to acquire any Capital Stock or other security, or (iii) any instrument convertible into or exchangeable for any Capital Stock or other security (except that the Company shall be permitted (x) to grant stock options to employees in accordance with its past practices, (y) to issue Company Common Stock to employees upon the purchase, conversion or exercise of outstanding options, warrants, convertible securities, purchase rights or similar rights to acquire Company Common Stock (the "Company Options"), and (z) to issue shares of Company Common Stock upon the conversion of shares of Preferred Stock);
      the Company shall not amend or waive any of its rights under, or permit the acceleration (if within the Company's sole control and discretion) of vesting under, (i) any provision of its Stock Option Plan, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any provision of any restricted stock purchase agreement;
      neither the Company nor any of the Designated Stockholders shall amend or permit the adoption of any amendment to the Company's certificate of incorporation or bylaws, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction (except that the Company may issue shares of Company Common Stock upon the conversion of shares of Preferred Stock);
      the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;
      the Company shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $10,000 per month;
      the Company shall not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Contract;
      the Company shall not (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by the Company pursuant to Contracts that are not Material Contracts;
      the Company shall not (i) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business and may, consistent with its past practices, allow employees to acquire Company Common Stock in exchange for promissory notes upon exercise of Company Options), or (ii) incur or guarantee any indebtedness for borrowed money;
      the Company shall not (i) establish, adopt or amend any employee benefit plan, (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hire any new employee;
      the Company shall not change any of its methods of accounting or accounting practices in any material respect;
      the Company shall not make any Tax election;
      the Company shall not commence or settle any material Legal Proceeding; and
      the Company shall not agree or commit to take any of the actions described in clauses "(e)" through "(q)" above.
    Notification; Updates to Disclosure Schedule.
      During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:
        the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company or any of the Designated Stockholders in this Agreement;
        any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in, or breach of, any representation or warranty made by the Company or any of the Designated Stockholders in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;
        any breach of any covenant or obligation of the Company or any of the Designated Stockholders; and
        any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.
      If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule was dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company or any of the Designated Stockholders in this Agreement, or (ii) determining whether any of the conditions set forth in Section 6 have been satisfied.
    No Negotiation. During the Pre-Closing Period, neither the Company nor any of the Designated Stockholders shall, directly or indirectly:
      solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;
      participate or engage in any discussions or negotiations or enter into any agreement with, or provide any non-public information regarding the Company or its business or operations to, any Person (other than Parent or Company's Stockholders or agents) relating to or in connection with a possible Acquisition Transaction;
      consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction; or
      permit any Company Representative to take any of the actions referred to in clauses "(a)" through "(c)" above.

  The Company shall promptly notify Parent in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or any of the Designated Stockholders during the Pre-Closing Period.

  Additional Covenants of the Parties
    Filings and Consents. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.
    Company Stockholders' Meeting. The Company shall, in accordance with its certificate of incorporation and bylaws and the applicable requirements of the DGCL, call and hold a special meeting of its Stockholders as promptly as practicable, or in the alternative, secure the requisite number of written consents and provide the requisite notice to those Stockholders not voting before the Closing, for the purpose of permitting them to consider and to vote upon and approve the Merger and this Agreement (the "Company Stockholders' Meeting"). Without limiting the generality or the effect of anything contained in the Voting Agreement being executed and delivered by the requisite number of Stockholders to Parent contemporaneously with the execution and delivery of this Agreement (the "Voting Agreement"), each of the requisite number of Stockholders shall cause all shares of the Capital Stock of the Company that are owned, beneficially or of record, by such Stockholders on the record date for the Company Stockholders' Meeting to be voted in favor of the Merger and this Agreement at such meeting.
    Public Announcements. During the Pre-Closing Period, (a) neither the Company nor any of the Designated Stockholders shall (and the Company shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent's prior written consent, and (b) Parent will use reasonable efforts to consult with the Company prior to issuing any press release or making any public statement regarding the Merger.
    Best Efforts. During the Pre-Closing Period, (a) the Company and the Designated Stockholders shall use their best efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis, and (b) Parent and Merger Sub shall use their best efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.
    Non-Solicitation. In the event that this Agreement is terminated in accordance with Section 8, neither Parent nor Merger Sub will solicit any current Company employee until twelve (12) months following the date of the termination of this Agreement.
    Employment. At or prior to the Closing, not less than four of the individuals identified on Exhibit 5.6 shall execute and deliver to the Company and Parent employment offer materials as provided by Parent.
    FIRPTA Matters. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.
    Termination of Employee Plans. The Company shall terminate its 1996 Stock Option Plan and its 1998 Stock Option Plan (collectively, the "Option Plans"), effective as of the day immediately preceding the Closing, shall ensure that all options outstanding under the Option Plans shall be terminated, and shall ensure that no employee or former employee of the Company has any rights under any of such Option Plans and that any liabilities of the Company under such Option Plans (including any such liabilities relating to services performed prior to the Closing) are fully extinguished at no cost to the Company.
    Payment of Certain Commissions, Fees and Payments. In addition to the fees contemplated by Section 10.3 to be paid by the Stockholders, the Stockholders shall pay any and all brokerage commissions, finder's fees, professional fees, bonus payments, severance payments, or other similar fees, commissions or payments owed by the Company or the Stockholders in connection with any of the transactions contemplated by this Agreement or otherwise, including, without limitation, those payments set forth on Schedule 5.9.
    Omnicell Consent. At or prior to the Closing Date, the Company shall have obtained the consent from Omnicell, Inc. and California Pacific Commercial Corporation, as required, for the assignment of the Sublease Agreement dated August 20, 2001 by and between the Company and Omnicell, Inc., in the form acceptable to Parent.
  Conditions Precedent to Obligations of Parent and Merger Sub

  The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

    Accuracy of Representations. Each of the representations and warranties made by the Company and the Designated Stockholders in this Agreement, the Disclosure Schedule, the Indemnification Escrow Agreement and the Voting Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time (except where such representations and warranties are qualified by materiality, such representations and warranties so qualified shall be accurate in all respects as of date of this Agreement and the Scheduled Closing Time, respectively).
    Performance of Covenants. All of the covenants and obligations that the Company and the Designated Stockholders are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.
    Stockholder Approval. The principal terms of the Merger shall have been duly approved by the affirmative vote of the requisite number of shares of Company Common Stock entitled to vote with respect thereto, and two-thirds (2/3) of the shares of Preferred Stock entitled to vote with respect thereto.
    Consents. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.
    Agreements and Documents. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

    Indemnification Escrow Agreement substantially in the form of Exhibit 6.5(a), executed by Parent, the Escrow Agent identified in Exhibit B, the Designated Stockholders and the Stockholders' Agent (the "Indemnification Escrow Agreement");

    Voting Agreement substantially in the form of Exhibit 6.5(b), executed by the requisite number of Stockholders;

      fully executed offer letters from not less than four of the Company employees identified on Exhibit 5.6;

      confidential invention and assignment agreements, reasonably satisfactory in form and content to Parent, executed by all employees of the Company and by all consultants and independent contractors to the Company to the extent that these employees, consultants and independent contractors have not already signed such agreements or such agreements signed by these employees, consultants and independent contractors are not effective;

      a certificate delivered by the Company to Parent pursuant to which the Company represents and warrants to Parent that attached to such certificate are resolutions duly adopted by the unanimous consent of the Board of Directors and the requisite number of Stockholders of the Company adopting this Agreement and authorizing and approving the transactions contemplated by this Agreement;

      a legal opinion of Pillsbury Winthrop LLP, dated as of the Closing Date, substantially in the form of Exhibit 6.5(f);

      the statement referred to in Section 5.7(a), executed by the Company substantially in the form of Exhibit 6.5(g);

      a certificate executed by the Designated Stockholders and containing the representation and warranty of each Designated Stockholder that each of the applicable representations and warranties set forth in Section 2 is accurate in all respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 6.1, 6.2, 6.3 and 6.4 have been duly satisfied;

      a written resignation of all directors of the Company, effective as of the Effective Time;

      Disbursement Agreement substantially in the form of Exhibit 6.5(j), requiring any Stockholder receiving Cash Consideration pursuant to this Agreement to surrender such Stockholder's Company stock certificate(s) in exchange for such disbursement, providing for the disbursement of the fees and expenses identified in Section 5.9 and Schedule 5.9, and providing an acknowledgement by the Stockholder tendering such stock certificate(s) and receiving such disbursement that he, she or it is bound by this Agreement including, without limitation, the requirement contained in Section 1.3(b) relating to the Indemnification Escrow Amount; and

      all Common Stock certificates of Stockholders shall be cancelled.
    FIRPTA Compliance. The Company shall have filed with the Internal Revenue Service the notification referred to in Section 5.7(b).
    No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.
    No Legal Proceedings. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of the Surviving Corporation.
    Employees. No more than two of the individuals identified on Exhibit 5.6 shall have ceased to be employed by, or expressed an intention to terminate their employment with, the Company.
    Termination of Employee Plans. The Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the termination of the benefit plans referred to in Section 5.8.
    No Material Adverse Change. During the period between the date of this Agreement and April 1, 2002, or such longer period if any condition set forth in Section 6 has not been satisfied, there shall have been no material adverse change or decline in value in the business, properties, condition (financial or otherwise), results of operations, or prospects of the Company (or in any aspect or portion thereof) since the date of this Agreement.
    Net Cash Determination. Parent and the Company shall have mutually determined the Company's Net Cash based on the Company's financial records for the month ended March 31, 2002 (the "Net Cash Determination"). The Net Cash Determination shall be calculated in the same manner and using the same principles used in calculating Exhibit 1.5(e)(ii).
  Conditions Precedent to Obligations of the Company

  The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

    Accuracy of Representations. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any materiality or similar qualifications contained in such representations and warranties), and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time (without giving effect to any materiality or similar qualifications contained in such representations and warranties).
    Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.
    Net Cash Determination. Parent and the Company shall have mutually determined the Company's Net Cash Determination.
  Termination
    Termination Events. Except as provided in Section 8.3, this Agreement may be terminated prior to the Closing:
      by Parent if Parent reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);
      by the Company if the Company reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of the Company or any of the Designated Stockholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent); or
      by the mutual consent of Parent and the Company.
    Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 8.1(a), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(b), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.
    Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate and all materials provided by the Disclosing Party shall be immediately returned by the Receiving Party (as defined in Section 10.7), or the Receiving Party shall certify to the Disclosing Party that such materials have been destroyed; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10 (exclusive of Section 10.2); and (c) the Company shall, in all events, remain bound by and continue to be subject to Section 5.3.
  Indemnification, Etc.
    Survival of Representations, Etc.
      Subject to Section 9.1(b), the representations and warranties made by the Company and the Designated Stockholders in this Agreement (including the representations and warranties set forth in Section 2) shall survive the Effective Time and shall expire on the eighteen (18) month anniversary of the Effective Time; provided, however, that if, at any time prior to the eighteen (18) anniversary of the Effective Time, any Indemnitee (acting in good faith) delivers to the Stockholders' Agent a written notice alleging the existence of a Breach of any of such representations and warranties and asserting a claim for recovery under Section 9.2 based on such alleged Breach, then the claim asserted in such notice shall survive the eighteen (18) month anniversary of the Effective Time until such time as such claim is fully and finally resolved. All representations and warranties made by Parent and Merger Sub shall terminate and expire on the eighteen (18) month anniversary of the Effective Time, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease.
      Notwithstanding anything to the contrary contained in Section 9.1(a), the limitations set forth in Section 9.1(a) shall not apply in the case of claims based upon intentional misrepresentation or fraud.
      The representations, warranties and obligations of the Company and the Designated Stockholders, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives, except to the extent such specific disclosure occurs in the Disclosure Schedule.
      For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company and the Designated Stockholders in this Agreement.
    Indemnification by the Stockholders.
      Subject to Sections 9.3 and 9.4, from and after the Effective Time, the Stockholders shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a direct or indirect result of, or are directly or indirectly connected with: (i) any Breach of any representation or warranty made by the Company or the Designated Stockholders in this Agreement; (ii) any Breach by the Company or the Designated Stockholders of any covenant or obligation contained in this Agreement (including the obligation in Section 10.3 that the Designated Stockholders pay legal and other fees incurred by the Company in connection with the transactions contemplated by this Agreement); (iii) any claim by or obligation to Omnicell, Inc. after May 31, 2002, relating to the Sublease Agreement by and between the Company and Omnicell, Inc. dated August 20, 2001 or the Master Lease by and between California Pacific Commercial Corporation and Omnicell, Inc. dated September 24, 1999; (iv) any claim by or obligation to Oracle Corporation relating to the License and Service Agreement by and between the Company and Oracle Corporation; (v) any obligation for any deduction or withholding required under the Code or under any provision of state, local or foreign tax law relating to any disbursement to a Stockholder in accordance with Exhibit 1.3(b); or (vi) any Legal Proceeding relating to any Breach, alleged Breach, Liability or matter of the type referred to in clause "(i)," "(ii)," "(iii)," "(iv)," or "(v)" of this sentence.
      Subject to Sections 9.3 and 9.4, from and after the Effective Time, the Stockholders shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a direct or indirect result of, or are directly or indirectly connected with: (i) any claim by any Stockholder for appraisal or dissenters' rights under Section 262 of the DGCL or Chapter 13 of the CGCL; or (ii) any Legal Proceeding relating to any Breach, alleged Breach, Liability or matter of the type referred to in clause "(i)" of this sentence.
    Deductible.
      Subject to Section 9.3(c), the Stockholders shall not be required to make any indemnification payment pursuant to Section 9.2(a) until such time as the total amount of all Damages (whenever suffered and whether arising from a single Breach or from multiple Breaches) exceeds $10,000 in the aggregate (the "Damages Threshold"). If the total amount of such Damages exceeds $10,000 in the aggregate, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for any and all Damages without regard to the Damages Threshold.
      Subject to Section 9.3(c), the Stockholders shall not be required to make any indemnification payment pursuant to Section 9.2(b) until such time as the total amount of all Damages (whenever suffered and whether arising from a single Breach or from multiple Breaches) exceeds $50,000 in the aggregate (the "Appraisal Right Damages Threshold"). If the total amount of such Damages exceeds $50,000 in the aggregate, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for any and all Damages without regard to the Appraisal Right Damages Threshold.
      The limitations on the Stockholders' indemnification obligations that are set forth in Sections 9.3(a) and (b) shall not apply to any claim by an Indemnitee for intentional misrepresentation or fraud.
    Cap on Liability; Exclusive Remedy. The limitation on liability of the Stockholders shall be an aggregate amount equal to the Indemnification Escrow Amount. If Parent shall make a claim for indemnification hereunder (other than for the fees and expenses set forth on Schedule 5.9 hereof), Parent's sole and exclusive remedy shall be the cash deposited into the Indemnification Escrow Account. Notwithstanding the foregoing, in the event of any claim based on intentional misrepresentation or fraud, or breach of the covenant set forth in Section 5.9, the Parent shall not be limited to the Indemnification Escrow Amount; provided further, such amount owed by the Stockholders shall not exceed the portion of the total Cash Consideration paid to Stockholders, and Parent shall not be entitled to receive from any single Stockholder more than such Stockholder's pro rata portion of the Consideration Amount actually received by such Stockholder.
    No Contribution. Each Stockholder waives, and acknowledges and agrees that he, she or it shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other similar right or remedy against the Surviving Corporation in connection with any actual or alleged Breach of any representation, warranty or obligation set forth in this Agreement.
    Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against Parent or against any other Person) with respect to which any Indemnitee may be entitled to indemnification, compensation or reimbursement pursuant to this Section 9, Parent shall have the right, at its election, to proceed with the defense (including settlement or compromise) of such claim or Legal Proceeding on its own; provided, however, that if Parent settles or compromises any such claim or Legal Proceeding without the consent of the Stockholders' Agent, such settlement or compromise shall not be conclusive evidence of the amount of Damages incurred by the Indemnitee in connection with such claim or Legal Proceeding (it being understood that if Parent requests that the Stockholders' Agent consent to a settlement or compromise, the Stockholders' Agent shall act reasonably in determining whether to provide such consent). Parent shall give the Stockholders' Agent prompt notice after it becomes aware of the commencement of any such claim or Legal Proceeding against Parent; provided, however, any failure on the part of Parent to so notify the Stockholders' Agent shall not limit any of the obligations of the Stockholders, or any of the rights of any Indemnitee, under this Section 9 (except to the extent such failure materially prejudices the defense of such claim or Legal Proceeding). If Parent does not elect to proceed with the defense of any such claim or Legal Proceeding, the Stockholders may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to Parent; provided, however, that the Stockholders may not settle or compromise any such claim or Legal Proceeding without the prior written consent of Parent (which consent may not be unreasonably withheld).
    Exercise of Remedies by Indemnitees Other Than Parent. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.
  Miscellaneous Provisions
    Stockholders' Agent.
      The Stockholders hereby irrevocably nominate, constitute and appoint Canaan Equity Partners II, LLC, a Delaware limited liability company ("Canaan Partners"), as the agent and true and lawful attorney-in-fact of the Stockholders (the "Stockholders' Agent"), with full power of substitution, to act in the name, place and stead of the Stockholders for purposes of executing any documents and taking any actions that the Stockholders' Agent may, in his sole discretion, determine to be necessary, desirable or appropriate in connection with any claim for indemnification, compensation or reimbursement under Section 9 or under the Indemnification Escrow Agreement. Canaan Partners hereby accepts his appointment as Stockholders' Agent.
      The Stockholders hereby grant to the Stockholders' Agent full authority to execute, deliver, acknowledge, certify and file on behalf of the Stockholders (in the name of any or all of the Stockholders or otherwise) any and all documents that the Stockholders' Agent may, in his sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Stockholders' Agent may, in his sole discretion, determine to be appropriate, in performing his duties as contemplated by Section 9.1(a). Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the transactions contemplated hereby: (i) Parent and the Company shall be entitled to deal exclusively with the Stockholders' Agent on all matters relating to any claim for indemnification, compensation or reimbursement under Section 9 or under the Indemnification Escrow Agreement; and (ii) each Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder by the Stockholders' Agent, and on any other action taken or purported to be taken on behalf of any Stockholder by the Stockholders' Agent, as fully binding upon such Stockholder.
      The Stockholders recognize and intend that the power of attorney granted in Section 10.1(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Stockholders' Agent; and (iii) shall survive the death or incapacity of each of the Stockholders.
      If the Stockholders' Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities hereunder, the Stockholders shall (by majority vote), within ten days after such death or disability, appoint a successor to the Stockholders' Agent and immediately thereafter notify Parent of the identity of such successor. Any such successor shall succeed the Stockholders' Agent as Stockholders' Agent hereunder. If for any reason there is no Stockholders' Agent at any time, all references herein to the Stockholders' Agent shall be deemed to refer to the Stockholders.
      By adopting this Agreement and approving the Merger, all of the Stockholders of the Company irrevocably nominate, constitute and appoint Canaan Partners as Stockholders' Agent for purposes of distributing the cash payments to such Stockholders in accordance with Section 1.3(b).

      (f) The Stockholders' Agent shall distribute the cash payments to the Stockholders of the Company as contemplated by Section 1.3(b).

      All expenses incurred by the Stockholders' Agent, including fees of any disbursing agent, in connection with the performance of his duties as Stockholders' Agent shall be borne and paid exclusively by the Stockholders.
      The Stockholders acknowledge that the Stockholders' Agent shall not be liable for any act done or omitted hereunder as the Stockholders' Agent while acting in good faith and in the exercise of reasonable judgment. The Stockholders shall indemnify the Stockholders' Agent and hold the Stockholders' Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Stockholders' Agent and arising out of or in connection with the acceptance or administration of the Stockholders' Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholders' Agent.
    Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (at or after the date hereof) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.
    Fees and Expenses. Subject to Section 9, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred in the future by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (c) the consummation of the Merger; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, the total amount of all such fees, costs and expenses incurred by or for the benefit of the Company shall be borne and paid solely by the Stockholders of the Company and not by the Company.
    Attorneys' Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).
    Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 2, and shall not be deemed to relate to or to qualify any other representation or warranty, unless otherwise specifically identified by cross-reference.
    Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when delivered by hand, or (b) the first business day after sent by registered mail, by courier or express delivery service or by facsimile, in any case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

    if to Parent:

    Chordiant Software, Inc.

    20400 Stevens Creek Boulevard

    Suite 400

    Cupertino, CA 95014

    Attention: General Counsel

    Chief Financial Officer

    Facsimile: (408) 517-0270

    with a copy to:

    Cooley Godward LLP
    Five Palo Alto Square
    3000 El Camino Real
    Palo Alto, CA 94306
    Attention: Nancy Wojtas
    Facsimile: (650) 849-7400

    if to the Company (prior to the Closing Date):

    OnDemand, Inc.

    1085 East Meadow Circle

    Palo Alto, CA 94303

    Attention: David Straus

    Facsimile: (650) 463-6701

    if to the Stockholders' Agent:

    Canaan Partners

    2884 Sand Hill Road, Suite 115

    Menlo Park, CA 94025

    Attention: Eric Young

    Facsimile: (650) 854-8127

    if to the Designated Stockholders:

    To the addresses or facsimile telephone numbers set forth beneath the Designated Stockholders name on the signature page.

    Confidentiality. During the Pre-Closing Period, or alternatively, in the event this Agreement is terminated pursuant to Section 8, (a) each party (the "Receiving Party") shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in such Receiving Party's possession that relates to the business of the other party (the "Disclosing Party"), and (b) each Receiving Party shall continue to keep the terms of this Agreement and the other agreements, documents and instruments referred to in or contemplated by this Agreement strictly confidential. During the Pre-Closing Period and following the Effective Time, each Stockholder shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in such Stockholder's possession that relates to the business of the Company or Parent, and (b) each Stockholder shall continue to keep the terms of this Agreement and the other agreements, documents and instruments referred to in or contemplated by this Agreement strictly confidential.
    Time of the Essence. Time is of the essence of this Agreement.
    Headings. The bold-faced section headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
    Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.
    Governing Law; Venue.
      This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).
      Except as otherwise provided in the Indemnification Escrow Agreement, any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the County of Santa Clara, State of California. Each party to this Agreement:
        expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Santa Clara, State of California (and each appellate court located in the County of Santa Clara, State of California) in connection with any such Legal Proceeding;
        agrees that each state and federal court located in the County of Santa Clara, State of California shall be deemed to be a convenient forum; and
        agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any state or federal court located in the County of Santa Clara, State of California, any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
      The Designated Stockholders irrevocably constitute and appoint the Stockholders' Agent as their agent to receive service of process in connection with any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement.
    Successors and Assigns. This Agreement shall be binding upon: the Company and its successors and assigns (if any); the Stockholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Stockholders; Parent; the other Indemnitees (subject to Section 9.7); and the respective successors and assigns (if any) of the foregoing. Any Indemnitee may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.
    Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any Breach or threatened Breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such Breach or threatened Breach. Neither Parent nor any other Indemnitee shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.
    Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
    Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.
    Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.
    Parties in Interest. Except for the provisions of Section 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).
    Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.
    Construction.
      For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
      The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
      As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."
      Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

      The parties hereto have caused this Agreement to be executed and delivered as of March 28, 2002.

      Chordiant Software, Inc.

      /s/ Donald J. Morrison

      Name: Donald J. Morrison

      Title: Executive Vice President

      OnDemand Acquisition Corp.

      /s/ Donald J. Morrison

      Name: Donald J. Morrison

      Title: Executive Vice President

      OnDemand, Inc.

      /s/ David M. Straus

      Name: David M. Straus

      Title: President

      Designated Stockholders

      /s/ Eric A. Young

      Name: Eric A. Young

      Address: Canaan Equity Partners II, LLC

      2884 Sand Hill Road, Suite 115

      Menlo Park, CA 94025

      /s/ Robert Verratti

      Name: Robert Verratti

      TL Ventures V Management, L.P. by

      TL Ventures LLC, its General Partner

      Address: The Annex Building

      3110 South Main Street

      Santa Monica, CA 90405

      Stockholders' Agent

      /s/ Eric A. Young

      Name: Eric A. Young

      Title: Member/Manager

      Canaan Equity Partners II, LLC

      Exhibit A

      CERTAIN DEFINITIONS

      For purposes of the Agreement (including this Exhibit A):

      Acquisition Transaction. "Acquisition Transaction" shall mean any transaction involving:

      the sale, license, disposition or acquisition of all or a material portion of the Company's business or assets;
      the issuance, disposition or acquisition of (i) any Capital Stock or other equity security of the Company (other than common stock issued to employees of the Company, upon exercise of Company Options or otherwise, in routine transactions in accordance with the Company's past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any Capital Stock or other equity security of the Company (other than stock options granted to employees of the Company in routine transactions in accordance with the Company's past practices), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any Capital Stock or other equity security of the Company; or
      any merger, consolidation, business combination, reorganization, recapitalization, joint venture, partnership or similar transaction involving the Company.

Agreement. "Agreement" shall mean the Agreement and Plan of Merger to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

Breach. There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision. The term "Breach" shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

Company Contract. "Company Contract" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

Company Employee. "Company Employee" shall mean any Person who is employed by the Company on the date of this Agreement.

Company Proprietary Asset. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

Company Source Code. "Company Source Code" shall mean any source code, or any portion, aspect or segment of any source code, relating to any Company Proprietary Asset.

Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan, or legally binding commitment or undertaking of any nature.

Damages. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

Disclosure Schedule. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company and the Designated Stockholders.

Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Environmental Law. "Environmental Law" shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

Governmental Authorization. "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

Indemnitees. "Indemnitees" shall mean the following Persons: (a) Parent; (b) Parent's current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; provided, however, that the Designated Stockholders shall not be deemed to be "Indemnitees."

Knowledge. An individual shall be deemed to have "Knowledge" of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the truth or existence of such fact or other matter. Notwithstanding the foregoing, a Designated Stockholder shall be deemed to have "Knowledge" of a particular fact or other matter if such Designated Stockholder is actually aware of such fact or other matter. The Company shall be deemed to have "Knowledge" of a particular fact or other matter if any director, officer or employee of the Company has Knowledge of such fact or other matter.

Legal Proceeding. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability. "Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Material Adverse Effect. A violation or other matter will be deemed to have a "Material Adverse Effect" on the Company if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the Company's business, condition, assets, liabilities, operations, financial performance or prospects.

Materials of Environmental Concern. "Materials of Environmental Concern" shall include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or in the future regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

Person. "Person" shall mean any individual, Entity or Governmental Body.

Proprietary Asset. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, source code, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

Related Party. "Related Party" shall mean (i) each of the Designated Stockholders; (ii) each individual who is, or who has at any time been an officer or director of the Company; (iii) each individual who is, or who at any time has been a member of the immediate family of any of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors, affiliates and representatives.

SEC. "SEC" shall mean the United States Securities and Exchange Commission.

Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Treasury Regulations. "Treasury Regulations" shall mean the United States Income Tax Regulations promulgated under the Code.

AGREEMENT AND PLAN OF MERGER

among:

Chordiant Software, Inc.

a Delaware corporation;

OnDemand Acquisition Corp.

a Delaware corporation;

OnDemand, Inc.,

a Delaware corporation;

and

The Designated Stockholders

___________________________

Dated as of March 28, 2002

___________________________

TABLE OF CONTENTS

Page

Section 1. Description of Transaction 1

1.1 Merger of Merger Sub into the Company 1

1.2 Effect of the Merger 1

1.3 Closing; Effective Time 1

1.4 Certificate of Incorporation and Bylaws; Directors and Officers 2

1.5 Conversion of Shares 2

1.6 Options 3

1.7 Appraisal Rights. 3

Section 2. Representations and Warranties of the Company and the Designated Stockholders 4

2.1 Due Organization; No Subsidiaries; Etc. 4

2.2 Certificate of Incorporation and Bylaws; Records 5

2.3 Capitalization, Etc. 5

2.4 Financial Statements and Related Information 6

2.5 Liabilities 7

2.6 Absence of Changes 7

2.7 Title to Assets 9

2.8 Bank Accounts 9

2.9 Equipment; Leasehold 9

2.10 Proprietary Assets 9

2.11 Contracts 12

2.12 Compliance with Legal Requirements 13

2.13 Governmental Authorizations 13

2.14 Tax Matters 14

2.15 Employee and Labor Matters; Benefit Plans 15

2.16 Environmental Matters 18

2.17 Sale of Products; Performance of Services 18

2.18 Insurance 19

2.19 Legal Proceedings; Orders 19

2.20 Authority; Binding Nature of Agreement 20

2.21 Non-Contravention; Consents 20

2.22 No Broker or Other Fees 21

2.23 Full Disclosure 21

Section 3. Representations and Warranties of Parent and Merger Sub 21

3.1 Due Organization 21

3.2 Authority 21

3.3 Binding Nature of Agreements. 21

Section 4. Certain Covenants of the Company and the Designated Stockholders 22

4.1 Access and Investigation 22

4.2 Operation of the Company's Business 22

4.3 Notification; Updates to Disclosure Schedule 24

4.4 No Negotiation 24

Section 5. Additional Covenants of the Parties 25

5.1 Filings and Consents 25

5.2 Company Stockholders' Meeting 25

5.3 Public Announcements 25

5.4 Best Efforts 26

5.5 Non-Solicitation 26

5.6 Employment 26

5.7 FIRPTA Matters 26

5.8 Termination of Employee Plans 26

5.9 Payment of Certain Commissions, Fees and Payments 26

5.10 Omnicell Consent 26

Section 6. Conditions Precedent to Obligations of Parent and Merger Sub 26

6.1 Accuracy of Representations 26

6.2 Performance of Covenants 27

6.3 Stockholder Approval 27

6.4 Consents 27

6.5 Agreements and Documents 27

6.6 FIRPTA Compliance 28

6.7 No Restraints 28

6.8 No Legal Proceedings 28

6.9 Employees 28

6.10 Termination of Employee Plans 28

6.11 No Material Adverse Change 28

6.12 Net Cash Determination 29

Section 7. Conditions Precedent to Obligations of the Company 29

7.1 Accuracy of Representations 29

7.2 Performance of Covenants 29

7.3 Net Cash Determination 29

Section 8. Termination 29

8.1 Termination Events 29

8.2 Termination Procedures 30

8.3 Effect of Termination 30

Section 9. Indemnification, Etc. 30

9.1 Survival of Representations, Etc. 30

9.2 Indemnification by the Stockholders 31

9.3 Deductible 31

9.4 Cap on Liability; Exclusive Remedy 32

9.5 No Contribution 32

9.6 Defense of Third Party Claims 32

9.7 Exercise of Remedies by Indemnitees Other Than Parent 33

Section 10. Miscellaneous Provisions 33

10.1 Stockholders' Agent 33

10.2 Further Assurances 34

10.3 Fees and Expenses 34

10.4 Attorneys' Fees 35

10.5 Disclosure Schedule 35

10.6 Notices 35

10.7 Confidentiality 36

10.8 Time of the Essence 36

10.9 Headings 36

10.10 Counterparts 36

10.11 Governing Law; Venue 36

10.12 Successors and Assigns 37

10.13 Remedies Cumulative; Specific Performance 37

10.14 Waiver 37

10.15 Amendments 38

10.16 Severability 38

10.17 Parties in Interest 38

10.18 Entire Agreement 38

10.19 Construction 38

EXHIBITS

Exhibit A - Certain Definitions

Exhibit B - List of Designated Stockholders and Escrow Agent

Exhibit 1.3(b) - Liquidation Preference Distribution Spreadsheet

Exhibit 1.4 - Form of Amended and Restated Certificate of Incorporation of Surviving Corporation

Exhibit 1.5(e)(ii) - Net Cash Calculation Spreadsheet

Exhibit 5.6 - List of Company Employees Executing Parent Employment Materials

Exhibit 6.5(a) - Form of Indemnification Escrow Agreement

Exhibit 6.5(b) - Form of Voting Agreement

Exhibit 6.5(f) - Form of legal opinion of Pillsbury Winthrop LLP

Exhibit 6.5(g) - Form of FIRPTA Statement

Exhibit 6.5(j) - Form of Disbursement Agreement

SCHEDULES

Schedule 5.9 - Schedule of Certain Commissions, Fees and Payments